Exhibit 10.10

[Letterhead of The Davey Tree Expert Company]

November 27, 2009

Robert A. Stefanko
8528 Timber Trail
Brecksville, Ohio 44141

Dear Bob:

This is to confirm the mutual agreement we have reached regarding your resignation from the Board of Directors of The Davey Tree Expert Company effective November 27, 2009 so that you may devote more time to your other business and personal interests and the obligations that will continue between you and Davey after that resignation. We thank you for your past service to Davey and wish you well in your future endeavors.

You currently own 3,900 shares of Davey common stock and hold options to acquire up to an additional 8,000 shares. Under the plan pursuant to which those options were granted, the options must be exercised, if at all, within three months of your resignation. You will sell the 3,900 shares you now own and any shares you may acquire upon exercise of the options to Davey by not later than June 30, 2010, at the formula repurchase price in effect at the time you sell the shares.

Following your resignation, you will continue to hold in confidence all information regarding the business of Davey and the deliberations of the Board during your tenure to the same extent as you would be obligated to hold those matters in confidence if that tenure continued indefinitely. You will refrain from making any statements disparaging Davey or any of its directors, officers, or employees. Similarly, the other members of the Board and Davey will refrain from making any statements disparaging you.

Davey will pay to you, in full satisfaction of any claims you may have against Davey for compensation as a director or otherwise, the sum of $90,000 ("Compensation") in two equal payments of $45,000 each. The first of these payments will be made within three business days of the date of your resignation; the second will be made on July 1, 2010. Each payment will be made by check delivered to you at your home address set forth above.

Davey agrees that it will provide you with an advance copy of, and a reasonable opportunity to comment to Davey upon, any press release, SEC filing or other public disclosure that Davey proposes to make concerning the subject matter of this letter. Davey will only make such public disclosures concerning the same as Davey reasonably believes are required by applicable laws or regulations. Davey will file a Form 8-K Current Report in connection with this matter stating only the fact that, effective November 27, 2009, you have resigned from your Board and Committee positions at Davey to devote more time to your other business and personal interests.

In consideration of the Compensation to be made to you under this letter, you, for yourself, your heirs, administrators, executors, and assigns, release and discharge Davey, its affiliates, subsidiaries, successors, and assigns and the employees, officers, directors, and agents thereof (collectively referred to in this Release as the “Released Parties”) from any and all charges, claims, or causes of action of any kind whatsoever, both known and unknown, in law or in equity, that you ever had, now have, or may have against any the Released Parties or any one or more of them by reason of acts or omissions that have occurred on or before the date on which you sign this letter, including, without limitation, any claim resulting or arising out of or relating to, directly or indirectly, your service as a director of Davey and/or any of its affiliates or the termination of that service. You also waive any claim that you might otherwise have that your service terminated or ended because of any wrongful, unlawful, or improper reason or in violation or breach of any express or implied contract or agreement, or that the Released Parties, or any of them, engaged in any unlawful or discriminatory act, event, pattern, or practice involving age, religion, sex, national origin, ancestry, handicap, veteran status, race, color, or other protected status. Notwithstanding the foregoing two sentences of this paragraph, it is expressly understood and agreed that the foregoing release is not a release of or a limitation on any rights you now have as a director of Davey, or any rights you may hereafter have as a former director of Davey, to be indemnified under Article V of Davey's 1987 Amended and Restated Regulations with respect to any matter as to which you would now or hereafter otherwise be entitled to be indemnified thereunder, or any rights set forth in this letter.

Davey, on behalf of itself and its subsidiaries, related companies, affiliates and divisions and their respective present and former directors, officers, agents, representatives, employees, successors and assigns, hereby releases you from any and all claims and rights of any kind whatsoever that any of them has or may have against you by reason of acts or omissions that have occurred on or before the date on which you sign this letter, whether known or unknown, and whether arising out of your service as a director of Davey or arising otherwise.

Your resignation will become effective immediately upon your delivery of a countersigned copy of this letter to the undersigned. We do appreciate your cooperation in this regard.

Best regards,

/s/ Karl J. Warnke

Karl J. Warnke

I hereby resign as a member of the Board of Directors of The Davey Tree Expert Company and agree to the terms of the foregoing letter.

/s/ Robert A. Stefanko

Robert A. Stefanko

Date:  November 27, 2009